Exhibit 99.2

FOR IMMEDIATE RELEASE

Quad/Graphics Begins Plant Consolidation Phase of Integration Plan

Printer on target to generate approximately $225 million pre-tax net annualized synergies within 24 months of closing

SUSSEX, WI, August 5, 2010 – Quad/Graphics, Inc. (NYSE: QUAD) (“Quad/Graphics”) announced today it will close a number of plants as part of its ongoing integration plans. The company expects operations to cease at the following plants by the end of 2010: Clarksville, Tenn.; Corinth, Miss.; Lebanon, Ohio; Reno, Nev.; and Dyersburg, Tenn. The Dyersburg plant had been previously announced for closure in the first quarter of 2011 by World Color Press Inc. (“Worldcolor”); however, Quad/Graphics will accelerate its closure to this fall.

“Today’s announcement is a major step in integrating operations and creating the most efficient and modern manufacturing platform in the industry,” said Joel Quadracci, Chairman, President & CEO of Quad/Graphics. “Through this plan, more clients will benefit from our industry-leading technology and automation, while continuing to receive top-quality, on-time services.”

The five plants announced for closure encompass nearly 2.7 million square feet and employ a total of approximately 2,200 employees. Most of the equipment housed in the plants will be shut down and scrapped, thereby permanently removing excess capacity. Quad/Graphics will consolidate work into plants with the most efficient and competitive platforms. It has developed a comprehensive plan designed to smoothly transition client work between facilities.

The company will proactively assist impacted employees in finding new jobs, including those available at other Quad/Graphics locations. “We value the talents and contributions of employees impacted by today’s announcement, and want to help them with their career transition,” Mr. Quadracci said. “No plant is closing because of employee performance or client service issues, but rather because we are moving work to locations with the most efficient platforms for serving our clients’ needs. To the extent possible, we’d like employees to continue with the company and we will review transfer opportunities with them.”

Quad/Graphics is on target to achieve approximately $225 million in pre-tax net annualized synergies within 24 months of closing on its transaction with Worldcolor.

“While we are very focused on achieving synergies, we are equally focused on serving our customers and building a foundation for future growth and success,” Mr. Quadracci said. “Now more than ever we are innovative people redefining print and we have the expanded resources and talent to help clients maximize the effectiveness of print as part of a multichannel communications strategy. We are excited about the future of print, our company and the industry.”

The company will discuss its integration strategy in more detail during its upcoming conference call scheduled for Wednesday, August 11, at 10 a.m. ET. The call can be accessed by phone as follows:

•                  Dial in the Conference Access Number: (866) 206-0240 or (646) 216-7221

•                  Enter the Participant PIN Code: 405836#

•                  At the prompt, record the required details: Full Name and Company Name

The audio portion of the call and the slide presentation will be webcast live. A link to the webcast can be accessed on the investor section of the Quad/Graphics website:

http://investors.qg.com/phoenix.zhtml?c=231687&p=irol-irhome or at:

http://event.onlineseminarsolutions.com/r.htm?e=229830&s=1&k=1C2420336FC84875B51416658531C8B8

Forward-looking statements

To the extent any statements made in this press release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, Quad/Graphics’ objectives, goals, strategies, beliefs, intentions, plans, estimates, prospects, projections and outlook, and can generally be identified by the use of words such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “foresee”, “believe” or “continue” or the negatives of these terms, variations on them and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of Quad/Graphics.  These risks, uncertainties and other factors could cause actual results to differ materially from those expressed or implied by those forward-looking statements.  Such risks, uncertainties and other factors that may impact Quad/Graphics include:  unexpected costs or liabilities related to the recently completed acquisition of World Color Press Inc., including the effects of purchase accounting that may be different from Quad/Graphics’ expectations;  Quad/Graphics may be unable to achieve the estimated potential synergies expected from the acquisition or it may take longer or cost more than expected to achieve those synergies; failure to successfully integrate the operations of Quad/Graphics and World Color Press; changes in industry conditions, such as the competitive environment for companies in the printing industry; regulatory and litigation matters and risks; legislative developments or changes in laws; changes in macroeconomic conditions in the countries where Quad/Graphics operates, including the impact of such conditions on future volume and pricing; the impact of fluctuations in interest rates, commodity prices and foreign exchange rates; the effects of changes in political conditions and developments in the countries where Quad/Graphics  operates; and the effect of accounting pronouncements issued periodically by standard-setting bodies.

Quad/Graphics cautions that the foregoing list of risks, uncertainties and other factors is not exhaustive and you should carefully consider the other factors detailed from time to time in Quad/Graphics’ filings with the United States Securities and Exchange Commission and other uncertainties and potential events when relying on the company’s forward-looking statements to make decisions with respect to Quad/Graphics.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  You are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release.  Except to the extent required by the federal securities laws, Quad/Graphics undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Quad/Graphics

Quad/Graphics (NYSE: QUAD) is a global provider of print and related multichannel solutions for consumer magazines, special interest publications, catalogs, retail inserts and circulars, direct mail products, books and directories. Headquartered in Sussex, Wis. (just west of Milwaukee), the company has approximately 28,000 employees working from locations throughout the United States, Canada, Latin America and Europe. As a printing industry innovator, Quad/Graphics (www.QG.com) is redefining the power of print in today’s multimedia world by helping its clients use print as the foundation of multichannel communications strategies to drive their top-line revenues.

Media Contact:

Claire Ho, Quad/Graphics

414-566-2955

Claire.Ho@qg.com

Investor Relations Contacts:

Barb Bolens, Quad/Graphics, 414-566-4959

Tony Ross, Quad/Graphics, 514-877-5317

IR@qg.com